Press Release

Additional Information Contact(s):
John Anhorn	Rich Hieb	Tom Anderson
President	Executive Vice President	Senior Vice President
& Chief Executive Officer	& Chief Operating Officer	& Chief Financial Officer
(541) 618-6020	(541) 618-6020	(541) 282-5190
john.anhorn@premierwestbank.com	rich.hieb@premierwestbank.com	tom.anderson@premierwestbank.com

     PREMIERWEST BANCORP
ANNOUNCES 47.5% INCREASE IN
NET INCOME

Medford, Oregon - October 11, 2005 - PremierWest Bancorp (NASDAQ - PRWT) announced third quarter net income of $3,503,000 an increase of $1,077,000, when compared to the third quarter of 2004, when the Company earned $2,426,000. Earnings per share, on a fully diluted basis, amounted to $0.21 and $0.15 for the third quarters of 2005 and 2004, respectively.

Net income for the first nine months of 2005 climbed to $9,387,000 or $0.56 per fully diluted share, an increase of 47.5% when compared to the first nine months of 2004 when net income amounted to $6,365,000 or $0.39 per fully diluted share.

John Anhorn, President & Chief Executive officer stated, "Net income for the first nine months of 2005 has already exceeded 2004's full year record net income of $9,108,000. I am extremely pleased with the results, especially when considering the additional expenses absorbed as a result of the ongoing expansion of our network of branches."

Highlights for the Quarter and Year to date include:

  Record Earnings
  Solid Net Interest Margin
  Improved Performance Ratios
  Continued Franchise Expansion

RECORD EARNINGS
Executive Vice President and Chief Operating Officer, Rich Hieb, commented, "This marks PremierWest's 18th consecutive quarter of record net income. Our consistent achievement of record quarterly earnings over a time period in which we successfully acquired and integrated two community banks while also opening 10 de novo branches further validates our successful strategy of building a solid community bank with a network of branches throughout the growing communities of southern Oregon and northern California. We understand that our focus on building strong customer relationships is key to our continued success for growing both earnings and market share, and we remain committed to that focus."

Management raised guidance for full year earnings, indicating that 2005 net income is expected to exceed a 30% to 35% increase when compared to 2004 full year net income.

SOLID NET INTEREST MARGIN

Net interest income increased $2,640,000 or 27.3% when compared to the same quarter in 2004 and $1,096,000 or 9.8% when compared to the immediately preceding quarter. Third quarter performance resulted in a tax equivalent net interest margin of 6.20% for the quarter and 5.93% for the first nine months of 2005. Our net interest margin of 6.20% for the quarter represents a 31 basis point improvement when compared to the 5.89% margin achieved for the second quarter of 2005. Non-interest bearing deposits averaged $205.4 million, or 27.2% of total average deposits, during the quarter, an annualized growth rate of 25.8%, when compared to the immediately preceding quarter. Gross loans averaged $776.1, an increase of $26.8 million, or 14.3% annualized, when compared to average loans for the quarter ended June 30, 2005.

Tom Anderson, Senior Vice President & Chief Financial Officer stated "The current interest rate environment, combined with strong core deposit and loan growth, should continue to positively affect our net interest margin. We expect that our 2005 full year tax equivalent net interest margin will be within 15 basis points of 6.00% ."

IMPROVED PERFORMANCE RATIOS

Record earnings combined with solid growth and a quality loan portfolio has resulted in improvements in all important performance ratios. Our return on average equity at 14.21% for the quarter and 13.13% for the first nine months of 2005 remains below our 15.0% to 18.0% target, but well ahead of 2004's 11.18% for the third quarter and 10.20% for the first nine months of that year. Our return on average assets has climbed from 1.26% for the third quarter of 2004 to 1.57% for the quarter ended September 30, 2005. We continue to gain ground on our target of an efficiency ratio in the high 50% to low 60% range. For the quarter and year to date periods ending September 30, 2005, our Efficiency ratio was 60.49% and 62.53%, respectively, a substantial improvement when compared to 66.82% and 67.69%, respectively, for the same periods in 2004.

CONTINUED FRANCHISE EXPANSION

During the third quarter of 2005 our network of branches was expanded to include a full service presence in Roseville, California. Roseville, California was recently listed as one of the five fastest growing cities in the United States. Eagle Point, Oregon, our newest branch, is scheduled to open for business on October 11th. Applications have been filed for full service branches in Shady Cove and Ashland, Oregon with construction on both projects expected to begin prior to the end of this year. We have also filed an application to establish a branch in Anderson, California, secured a temporary site, and are currently performing due diligence on property where we plan to open a full service branch in 2006. Additionally, we are scheduled to open a full service branch in Bend, Oregon during 2006.

ABOUT PREMIERWEST BANCORP

PremierWest Bancorp (NASDAQ: PRWT) is a financial services holding company headquartered in Medford, Oregon. We operate primarily through our subsidiary PremierWest Bank. Recognized as one of the fastest growing banks in the Pacific Northwest, PremierWest offers a full array of financial products and services through a network of full service banking offices located primarily along the Interstate 5 freeway corridor between Eugene, Oregon and Sacramento, California.

PremierWest Bank offers expanded banking related services through its two subsidiaries, Premier Finance Company and PremierWest Investment Services, Inc. Premier Finance Company operates from offices in Medford, Klamath Falls, Grants Pass, Roseburg and Portland, Oregon and Redding, California. PremierWest Investment Services operates in all of the Bank's community-focused market areas.

PremierWest Bank was created following the merger of the Bank of Southern Oregon and Douglas National Bank in May of 2000. In April of 2001, PremierWest Bancorp acquired Timberline Bancshares, Inc. and its wholly-owned subsidiary, Timberline Community Bank, with eight branch offices located in Siskiyou County in northern California. In January of 2004, PremierWest acquired Mid Valley Bank with five branch offices located in the northern California counties of Shasta, Tehama, and Butte.

This report contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those reflected in these statements. The forward-looking statements are made pursuant to the safe harbor provisions of Section 21D of the Securities Exchange Act of 1934, as amended. Those forward-looking statements are based on management's assumptions and projections, and are sometimes identifiable by the use of the words, "expect to", "plan", "will", "believe" and words of similar predictive nature. Because management's assumptions and projections are based on anticipation of future events, you should not place undue emphasis on forward-looking statements, and you should recognize that those statements are effective only as of the date of this release. You should anticipate that our actual performance may vary from those projections, and variations may be material and adverse. You should not rely solely on forward-looking statements in evaluating an investment or prospective investment, and you should consider all uncertainties and risks discussed in the filings of PremierWest Bancorp with the Securities and Exchange Commission ("SEC"). Risks that may cause our results to differ materially and adversely from management's expectations discussed here include: unanticipated additional expenses associated with opening additional facilities; the impact on reported financial results that may occur with the adoption of new accounting rules and tax regulations; the inability to grow earning assets or the inability to fund loan growth through traditional deposit gathering; as well as general economic conditions in our market area and broader economic changes regionally and nationally, and the effect of bank regulatory changes. PremierWest undertakes no obligation to update any forward-looking statements contained herein.

PREMIERWEST BANCORP
FINANCIAL HIGHLIGHTS
(All amounts in 000's, except per share data)
(unaudited)
EARNINGS AND PER SHARE DATA					For the three
					months ended
					June 30
For the Three Months Ended September 30	2005	2004	Change	% Change	2005	Change	% Change

Interest income	$ 15,230	$ 11,227	$ 4,003	35.7%	$13,845	$ 1,385	10.0%
Interest expense	2,913	1,550	1,363	87.9%	2,624	289	11.0%

Net interest income	12,317	9,677	2,640	27.3%	11,221	1,096	9.8%
Provision for possible loan losses	-	150	(150)	-100.0%	-	-	0.0%
Noninterest income	1,855	1,687	168	10.0%	1,869	(14)	-0.7%
Noninterest expense	8,572	7,593	979	12.9%	8,148	424	5.2%

Pre-tax income	5,600	3,621	1,979	54.7%	4,941	658	13.3%
Provision for income taxes	2,097	1,195	902	75.5%	1,704	393	23.1%

Net income	$3,503	$ 2,426	$ 1,077	44.4%	$3,237	$ 265	8.2%

Basic earnings per share	$0.22	$0.15	$ 0.07	46.7%	$0.20	$ 0.02	10.0%

Diluted earnings per share	$0.21	$0.15	$ 0.06	40.0%	$0.19	$ 0.02	10.5%

Average shares outstanding--basic	15,364,771	15,308,612	56,159	0.4%	15,355,454	9,317	0.1%
Average shares outstanding--diluted	16,807,534	16,577,314	230,220	1.4%	16,783,983	23,551	0.1%

For the Nine Months Ended September 30

Interest income	$ 41,570	$ 31,093	$ 10,477	33.7%
Interest expense	7,730	4,616	3,114	67.5%

Net interest income	33,840	26,477	7,363	27.8%
Provision for possible loan losses	150	650	(500)	-76.9%
Noninterest income	5,482	4,934	548	11.1%
Noninterest expense	24,590	21,261	3,329	15.7%

Pre-tax income	14,582	9,500	5,082	53.5%
Provision for income taxes	5,195	3,135	2,060	65.7%

Net income	$9,387	$ 6,365	$ 3,022	47.5%

Basic earnings per share	$0.60	$0.41	$ 0.19	46.3%

Diluted earnings per share	$0.56	$0.39	$ 0.17	43.6%

Average shares outstanding--basic	15,354,735	15,111,029	243,706	1.6%
Average shares outstanding--diluted	16,782,858	16,361,060	421,798	2.6%

SELECTED FINANCIAL RATIOS
(annualized)				For the three
				months ended
For the Three Months Ended September 30	2005	2004	Change	June 30, 2005	Change

Yield on average gross loans (1)	7.77%	7.02%	0.76	7.33%	0.44
Yield on average investments (1)	4.16%	2.78%	1.38	4.41%	(0.25)
Total yield on average earning assets (1)	7.65%	6.68%	0.96	7.25%	0.40
Cost of average interest-bearing deposits	1.86%	1.19%	0.67	1.69%	0.17
Cost of average borrowings	4.88%	3.54%	1.33	4.43%	0.45
Total cost of average deposits and borrowings	1.49%	0.92%	0.56	1.39%	0.10
Net interest spread	6.16%	5.76%	0.40	5.86%	0.30
Net interest margin (1)	6.20%	5.76%	0.44	5.89%	0.31

Return on average equity	14.21%	11.18%	3.03	13.60%	0.61
Return on average assets	1.57%	1.26%	0.30	1.51%	0.06

Efficiency ratio (2)	60.49%	66.82%	(6.33)	62.25%	(1.76)

For the Nine Months Ended September 30

Yield on average gross loans (1)	7.38%	6.83%	0.56
Yield on average investments (1)	4.09%	2.45%	1.64
Total yield on average earning assets (1)	7.27%	6.34%	0.92
Cost of average interest-bearing deposits	1.68%	1.18%	0.50
Cost of average borrowings	4.83%	3.03%	1.81
Total cost of average deposits and borrowings	1.37%	0.94%	0.43
Net interest spread	5.90%	5.40%	0.49
Net interest margin (1)	5.93%	5.41%	0.53

Net charge-offs to average loans	-0.21%	0.58%	(0.79)
Allowance for loan losses to loans	1.40%	1.38%	0.02
Allowance for loan losses to non-performing loans	354.11%	336.33%	17.78
Non-performing loans to total loans	0.40%	0.41%	(0.01)
Non-performing assets/total assets	0.35%	0.41%	(0.06)

Return on average equity	13.13%	10.20%	2.93
Return on average assets	1.46%	1.14%	0.32

Efficiency ratio (2)	62.53%	67.69%	(5.16)

Notes:
(1) Tax equivalent at a 34% rate
(2)	Non-interest expense divided by net interest income plus non-interest income

					Balance Sheet
BALANCE SHEET					at June 30
At September 30	2005	2004	Change	% Change	2005	Change	% Change

Fed funds sold and investments	$ 20,703	$ 43,353	$(22,650)	-52.2%	$25,948	$(5,245)	-20.2%

Gross loans	776,184	635,338	140,846	22.2%	764,974	11,210	1.5%
Reserve for loan losses	(10,857)	(8,795)	(2,062)	23.4%	(10,858)	1	0.0%

Net loans	765,327	626,543	138,784	22.2%	754,116	11,211	1.5%
Other assets	104,353	99,360	4,993	5.0%	98,401	5,952	6.0%

Total assets	$ 890,383	$ 769,256	$121,127	15.7%	$878,465	$11,918	1.4%

Non-interest-bearing deposits	$ 207,223	$ 176,754	$30,469	17.2%	$196,957	$10,266	5.2%
Interest-bearing deposits	559,027	494,155	64,872	13.1%	537,166	21,861	4.1%

Total deposits	766,250	670,909	95,341	14.2%	734,123	32,127	4.4%
Borrowings	17,404	2,579	14,825	574.8%	42,564	(25,160)	-59.1%
Other liabilities	6,920	7,948	(1,028)	-12.9%	5,417	1,503	27.7%
Stockholders' equity	99,809	87,820	11,989	13.7%	96,361	3,448	3.6%

Total liabilities and stockholders' equity	$ 890,383	$ 769,256	$121,127	15.7%	$878,465	$11,918	1.4%

Period end shares outstanding (1)	16,428,255	16,382,180	46,075	0.3%	16,421,428	6,827	0.0%
Book value per share	$6.08	$5.36	$0.72	13.4%	$5.87	$0.21	3.6%
Tangible book value per share	$4.72	$3.95	$0.77	19.5%	$4.51	$0.21	4.7%

Allowance for loan losses:
Balance beginning of period	$9,171	$5,467	$3,704	67.8%	$9,171	$-	0.0%
Acquired from merger with Mid Valley Bank	$-	$6,085	(6,085)	-100.0%
Provision for loan losses	150	650	(500)	-76.9%	150	0	0.0%
Net (charge-offs) recoveries	1,536	(3,407)	4,943	-145.1%	1,537	(1)	-0.1%

Balance end of period	$ 10,857	$8,795	$2,062	23.4%	$10,858	$(1)	0.0%

Non-performing assets:
Non-performing loans	$3,066	$2,615	$451	17.2%	$1,429	$1,637	114.6%
Real estate owned	62	550	(488)	-88.7%	62	0	0.0%

Total non-performing assets	$3,128	$3,165	$(37)	-1.2%	$1,491	$1,637	109.8%

Notes:
(1) Amount includes 11,000 shares of preferred stock issued November 17, 2003 as if converted into common stock at a conversion ratio of 96.469 to 1 for a total of 1,061,159 common shares.
					For the three
AVERAGE BALANCE SHEET					months ended
For the Three Months Ended September 30	2005	2004	Change	% Change	June 30, 2005	Change	% Change

Average fed funds sold and investments	$ 25,968	$ 55,002	$(29,034)	-52.8%	$20,757	$5,211	25.1%
Average loans, gross	776,096	623,305	152,791	24.5%	749,264	26,832	3.6%
Average total assets	889,859	769,100	120,759	15.7%	856,738	33,121	3.9%
Average non-interest-bearing deposits	205,346	174,470	30,876	17.7%	192,894	12,452	6.5%
Average interest-bearing deposits	550,107	490,599	59,508	12.1%	524,832	25,275	4.8%
Average total deposits	755,453	665,069	90,384	13.6%	717,726	37,727	5.3%
Average total borrowings	29,166	9,821	19,345	197.0%	36,951	(7,785)	-21.1%
Average stockholders' equity	98,631	86,771	11,860	13.7%	95,174	3,457	3.6%

For the Nine Months Ended September 30
Average fed funds sold and investments	$ 26,072	$ 73,213	$(47,141)	-64.4%
Average loans, gross	742,404	586,746	155,658	26.5%
Average total assets	855,276	742,780	112,496	15.1%
Average non-interest-bearing deposits	193,647	161,184	32,463	20.1%
Average interest-bearing deposits	531,186	470,242	60,944	13.0%
Average total deposits	724,833	631,426	93,407	14.8%
Average total borrowings	28,125	19,874	8,251	41.5%
Average stockholders' equity	95,336	83,236	12,100	14.5%